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                                                                   EXHIBIT 10.25



                                 April 15, 2000


Mr. William J. Kerley
7615 Wolf Brook Drive
Atlanta, Georgia  30350

Dear Bill:

     This letter agreement (the "Agreement") confirms the agreement that we have reached regarding your departure from your employment and all offices you hold with JDN Realty Corporation, JDN Development Company, Inc. ("Development Company") and their related and affiliated entities (collectively, the "Companies").

     The purpose of this Agreement is to establish mutually agreeable arrangements for termination of the Employment Agreement dated as of December 1, 1996 by and between you and JDN Realty Corporation (the "Employment Agreement") and for otherwise modifying your relationship with the Companies. This Agreement does not constitute and should not be construed as an admission by you or the Companies that you or they have in any way violated any legal obligation owed to each other or to any other person. To the contrary, the parties' willingness to enter into this Agreement demonstrates that they are continuing to deal with each other fairly and in good faith.

     With those understandings and in exchange for the promises set forth below, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, you and the Companies agree as follows:

     1.  Separation. You hereby confirm your separation from JDN Realty
         ----------
Corporation as an employee as of 11:59 p.m. Eastern Time on April 11, 2000 (the "Separation Date"). You also confirm your resignation as of the Separation Date from the offices of Chief Financial Officer, Senior Vice President, Secretary and Treasurer of JDN Realty Corporation, and any and all other employment, offices and board of director seats that you hold with any of the Companies, including without limitation your positions as an officer or director of all subsidiaries of JDN Realty Corporation, as Chief Financial Officer, Senior Vice President and Secretary of Development Company and as an officer or director of all subsidiaries of Development Company. Said resignations are hereby accepted by the Companies (your separation as an employee and your resignation from your offices and directorships shall be referred to hereinafter as the "Separation").

     2.  Compensation and Benefits.  The Companies hereby agree to the following
         -------------------------
terms:

          (a) Severance Payment.  JDN Realty Corporation shall make a severance
              -----------------
payment to you as follows: (i) Two Hundred Thousand Dollars ($200,000) in cash or other immediately available funds on or before 2:30 p.m. E.D.T. on Friday, April 14, 2000; and (ii) One Hundred Thirty Five Thousand Dollars ($135,000) in cash or other immediately available funds on or before 2:00 p.m. E.S.T. on Friday, December 29, 2000. These severance payments shall each be reduced by applicable withholding.

          (b) Health Insurance and COBRA Coverage.  As of the Separation Date,
              -----------------------------------
you will no longer be entitled to participate in or receive benefits available to employees of the Companies; provided, however, that nothing herein shall be construed to affect your or your dependents' rights thereafter to receive continuous coverage to the extent authorized by and consistent with the Consolidated Omnibus Budget Reconciliation Act ("COBRA") or any other benefits the continuation of which is required by law, entirely at your own cost after your right to benefit continuation ends under this paragraph.

          (c) Exclusivity.  This Agreement sets forth all of the consideration
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to which you are entitled by reason of the Separation, and you shall not be entitled to or eligible for any payments or benefits under any other severance, equity, bonus, retention or incentive policy, arrangement or plan of the Companies.

     3.  Employee Obligations.  You hereby agree to the following terms:
         --------------------

          (a) Cooperation.  You agree to continue to cooperate fully with the
              -----------
Companies in (i) the defense or prosecution of any claims or actions which already have been brought or which may be brought in the future against or on behalf of the Companies and (ii) responding to any governmental audit, inspection, inquiry, proceeding or investigation, which relate to events or occurrences that transpired during your employment with any of the Companies. Your full cooperation in connection with such claims or actions shall include, without implication of limitation: promptly notifying JDN Realty Corporation or Development Company, as applicable, in writing of any subpoena, interview, investigation, request for information, or other contact concerning events or occurrences that transpired during your employment with any of the Companies; to the extent joint defenses exist and the parties' interests are not adverse, being available to meet with counsel for, or other designated representatives of, any of the Companies upon reasonable notice and with the opportunity to be accompanied by counsel, to prepare for discovery or trial; and testifying truthfully as a witness when reasonably requested and at reasonable times designated by the Companies. The Companies will in good faith exercise their rights under this Section so as not to interfere unreasonably with your personal schedule or ability to engage in gainful employment.

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

          Without limiting the foregoing, you also agree to give the Companies your reasonable cooperation on business matters relating to your previous employment with the Companies, which cooperation will specifically include: (a) assistance with information about, and relationships with, lenders to the Companies; (b) communication and sharing of information, to the extent of joint defenses, in the class action suits including preparation for depositions and other legal proceedings; (c) communication and cooperation in transition to new officers and employees of the Companies who may succeed to the positions formerly held by you; and (d) cooperation with JDN Realty Corporation in providing requested information in connection with its filings with the Securities and Exchange Commission.

          In furtherance of your obligations under this Agreement, you agree you shall not disclose, provide or reveal, directly or indirectly, any information concerning the Companies, including without implication of limitation, their respective operations, plans, strategies or administration, to any other person or entity unless compelled to do so (a) pursuant to a valid subpoena or (b) as otherwise required by law, but in either case only after providing the Companies, through JDN Realty Corporation's or Development Company's counsel, with prior written notice and opportunity to contest such subpoena or other requirement. Written notice shall be provided to JDN Realty Corporation or Development Company as applicable, as soon as practicable, but in no event less than five (5) business days before any such disclosure is compelled, or, if later, one (1) business day after you receive notice compelling such disclosure.

          (b) Return of Company Property.  All documents, records and material
              --------------------------
and all copies of any of the foregoing pertaining to confidential information (as described in Section 8 of the Employment Agreement), and all software, equipment (including, for example, without implication of limitation any cellular telephone or computer owned by any of the Companies and currently in your possession), and other supplies, whether or not pertaining to confidential information, that have come into your possession or been produced by you in connection with your employment (the "Property") have been and remain the sole property of the Companies. You hereby confirm you have returned all Property to the Companies. In no event should this provision be construed to require you to return to the Company any document or other materials concerning your remuneration and benefits during your employment with the Companies.

          (c) Stock Options.  The parties acknowledge and agree that you have
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heretofore been granted options to purchase 67,962 shares of Common  Stock at an exercise price of $14.67 per share, 33,000 shares of Common Stock at an exercise price of $13.50 per share, and 150,000 shares of Common Stock at an exercise price of $20.75 per share, all of which are vested and exercisable as of the date hereof (such vested and exercisable options, collectively, the "Vested Options"). The parties further acknowledge and agree that the Vested Options will continue to be governed by those certain agreements between you and JDN Realty

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

Corporation dated as of March 21, 1994, December 5, 1995 and July 23, 1997 pertaining to the Vested Options.

          (d) Deferred Bonus Plan; Long-Term Incentive Plan.  The parties agree
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to the following with respect to: (i) the shares (comprised of  4,106 shares awarded that are vested, net of shares withheld to satisfy withholding obligations, and 6,360.75 shares awarded that are not yet vested) of JDN Realty Corporation's Common Stock awarded to you pursuant to JDN Realty Corporation's 1998 Deferred Bonus Plan (the "Bonus Plan Shares"); and (ii) the 85,714 shares (comprised of 3,143 vested shares and 82,571 shares that are not yet vested) of JDN Realty Corporation's Common Stock awarded to you pursuant to JDN Realty Corporation's 1999 Long-Term Incentive Plan (the "LTIP Shares," which, together with the Bonus Plan Shares, are referred to herein as the "Award Shares"):

              (i) You acknowledge that 88,931.75 Award Shares that are not vested as of the Separation Date and any cash bonuses deferred under the 1998 Deferred Bonus Plan are forfeited in consideration of the cash severance payments provided for in Paragraph 2(a) hereof.

              (ii) You will retain ownership of the 7,249 vested Award Shares.

     4.  Employment Agreement.
         --------------------
         This Agreement supersedes all provisions of the Employment Agreement other than Section 11 which is incorporated herein by reference and which shall continue to bind the parties in accordance with its terms.

     5.  No Derogatory Statements.
         ------------------------
         (a) The parties mutually agree that, as part of the consideration for this Agreement, they will not, directly or indirectly, in any capacity or manner, take any action or cause any action to be taken which would be detrimental to the interests of the other party or parties, or in the case of the Companies, their respective officers, directors, agents and employees, including, without limitation, making, causing, encouraging or assisting to be made any statements, comments or remarks, whether verbal, in writing or electronically transmitted, which might reasonably be considered to be derogatory, defamatory or critical of, or to malign, harm, defame, disparage or damage the reputation and good name of, the other party or parties, or in the case of the Companies, their respective officers, directors, agents and employees.

          The provisions of this Subsection shall not apply to any truthful statement required to be made by the parties in any legal proceeding, required

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filings under the securities laws, or pursuant to any governmental or regulatory investigation.

          (b) A breach by either you or the Companies of any obligations under this Section shall not be deemed a material breach of this Agreement and shall not excuse you or the Companies from performing each of your respective obligations under this Agreement. The sole remedies for a violation of this Section shall be an action for damages caused by any such violation and/or to enjoin any further breach of the obligations of this Section.

     6.  Nondisclosure.  You represent, covenant and agree that you will keep
         -------------
the terms and facts of this Agreement, and negotiations and discussions related hereto, completely and strictly confidential, and that you will not, directly or indirectly, in any capacity or manner, discuss with, or disclose to, anyone, including, without limitation, reporters and securities analysts, any information concerning this Agreement, the matters contemplated herein or matters related to you employment with or Separation from the Companies, or any negotiations and discussions related hereto or thereto until the Companies make public disclosure of the fact and the terms of this Agreement; provided, however, that you may disclose information regarding this Agreement in confidence to your accountant, tax advisor and legal counsel, after obtaining the agreement of any such person to also maintain the confidentiality of such information in accordance herewith, and to those persons or entities as directed by the Companies. You agree that if you are compelled as a matter of law to disclose such information, you will promptly notify JDN Realty Corporation or Development Company, as is appropriate, in order to permit it to seek a protective order or take other appropriate action with respect to such disclosure, and you will cooperate in JDN Realty Corporation's or Development Company's efforts to obtain such protective order or other reasonable assurance that confidential treatment will be accorded such information, and if such protective order is not obtained, you may disclose to the party or authority compelling such disclosure such part of such information as is required by law to be disclosed. You will immediately refer to JDN Realty Corporation's Chief Executive Officer or President (without further comments or response) all contacts, questions and requests for information, from analysts, reporters or otherwise, regarding the Companies or your Separation from the Companies.

     7.  Non-Solicitation/Confidentiality. In partial exchange for the
         ---------------------------------
consideration recited herein, you hereby covenant and agree as follows:

         (a)  Non-Solicitation.
              ----------------
              (i) You will not, except on behalf of or with the prior written consent of the Companies, contact or solicit, directly or indirectly, any customer, client, tenant or account whose identity you obtained through association with the

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

         Companies; provided, however, that this restriction shall apply only to customers with whom you have had an actual material contact while performing your duties for the Companies.

              (ii) For a period of one year after the Separation Date, you will not directly or indirectly, entice or induce, or attempt to entice or induce, any employee of the Companies employed as of the Separation Date to leave such employ, or employ any such person in any business similar to or in competition with that of the Companies.

         (b)  Confidentiality.
              ----------------
          You will not disclose to any person or entity or use, at any time, any information not in the public domain or generally known in the industry, in any form, acquired by you while employed by the Companies or any predecessor to the Companies' business, and relating to the Companies, including but not limited to information regarding customers, vendors, suppliers, trade secrets, training programs, manuals or materials, technical information, contracts, systems, procedures, mailing lists, know-how, trade names, improvements, price lists, financial or other data (including the revenues, costs or profits associated with any of the Companies' services), business plans, code books, invoices and other financial statements, computer programs, software systems, databases, discs and printouts, plans (business, technical or otherwise), customer and industry lists, correspondence, internal reports, personnel files, sales and advertising material, telephone numbers, names, addresses or any other compilation of information, written or unwritten, which is or was used in the business of the Companies. You agree and acknowledge that all of such information, in any form, and copies and extracts thereof, are and shall remain the sole and exclusive property of the Companies, and that you have or will promptly upon the execution of this Agreement return to the Companies the originals and all copies of any such information provided to or acquired by you in connection with the performance of your duties for the Companies, and shall return to the Companies all files, correspondence and/or other communications received, maintained and/or originated by you during the course of your employment.

          (c)  Equitable Relief.
               -----------------
          You acknowledge that the rights and privileges granted to the Companies in this Section are of special and unique character, which gives them a peculiar value, the loss of which may not be reasonably or adequately compensated for by damages in an action of law, and that a breach thereof by you of this Section will cause the Companies great and irreparable injury and damage. Accordingly, you hereby agree that the Companies shall be entitled to remedies of injunction, specific performance or other equitable relief to prevent a breach of this

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

Section by you, without any requirement on the part of the Companies to prove actual damages or to post or secure any bond (which requirements are hereby waived). This provision shall not be construed as a waiver of, and shall be in addition to, any other rights or remedies the Companies may have for damages or otherwise.

     8.  Indemnification.
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         (a) Indemnification by You.  As a further material inducement to the
             ----------------------
Companies to enter into this Agreement, you hereby agree to indemnify and hold the Companies harmless from and against all loss, cost, damage or expense, including, without limitation, attorneys' fees, incurred by the Companies, arising out of any breach of this Agreement by you.

         (b) Indemnification by the Companies. The Companies agree to
             --------------------------------
reimburse, and upon request, advance to you your reasonable attorney's fees and expenses incurred in connection with the negotiation and execution of this Agreement, and to indemnify and advance to you reasonable expenses incurred in connection with any litigation or other legal or regulatory proceeding of any kind filed or initiated against the Companies or you because of your status as an officer or employee of the Companies, in accordance with the terms of the Articles of Incorporation and Bylaws of the Companies, Section 11 of the Employment Agreement and your Indemnification Agreement with JDN Realty Corporation, or as might otherwise exist under applicable law; provided, however, that the term "established" in Section 11.1(c) of the Employment Agreement and in Section 5 of the Indemnification Agreement is amended to read "adjudged" and all prior disclosed compensation to you from the Companies shall not constitute an "improper personal benefit" as described in Section 11.1 of the Employment Agreement and Section 5(d) of the Indemnification Agreement.

     9.   No Other Representations. You represent and acknowledge that in
          ------------------------
executing this Agreement, you do not rely and have not relied upon any representations or statements made by the Companies or by any of the Companies' agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise, except as set out herein.

     10.  Voluntary Agreement.  The parties represent and agree that they have
          -------------------
consulted with attorneys of their choosing, have had a full and fair opportunity to consult with such attorneys, and that they have carefully read and considered all aspects of this Agreement, and enter into it voluntarily and in exchange for the consideration recited herein.

     11.  Successors.  This Agreement shall be binding upon you and the
          ----------
Companies and upon their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of you, the Companies, and your and their respective heirs, administrators, representatives,

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

executors, successors and assigns. This Agreement is personal to you, and you may not assign or transfer any interests in, or rights or benefits under, this Agreement.

     12.  Notices. Any notice required or permitted to be given under this
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Agreement shall be sufficient if in writing and if delivered by hand or by certified or registered mail or by a nationally recognized overnight delivery service, postage or other charges pre-paid, and addressed to: you, at the address set forth above (if such notice is addressed to you), with a copy to Lamar, Archer & Cofrin, LLP, 50 Hurt Plaza, Suite 900, Atlanta, Georgia 30303; or to JDN Realty Corporation, 359 East Paces Ferry Road, N.E., Fourth Floor, Atlanta, Georgia 30305, Attention: President, with a copy to E. Marlee Mitchell, Waller Lansden Dortch & Davis, PLLC, 511 Union Street, Suite 2100, Nashville, Tennessee 37219 (if such notice is addressed to the Companies), or such other address as may be designated by a party hereto in written notice to the other party hereto. Such notice shall be deemed to have been given or made on the date of delivery, if delivered by hand, or on the next following date if sent by mail or overnight delivery service.

     13.  Choice of Law; Attorneys' Fees.  This Agreement is made and entered
          ------------------------------
into in the State of Georgia and shall, in all respects, be interpreted, enforced and governed under the laws of said State, without regard for the principles of conflicts of laws thereof. Any action or proceedings brought by a party seeking to enforce any provisions of, or based upon any right arising out of, this Agreement may be brought against any of the parties hereto in the courts of the State of Georgia for Fulton County or, if it has or can acquire jurisdiction, in a United States District Court for the State of Georgia sitting in Fulton County, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. If legal action is commenced by either party to enforce or defend its rights under this Agreement, the prevailing party in such action shall be entitled to recover its costs and reasonable attorneys' fees in addition to any other relief granted.

     14.  Miscellaneous.  The language of all parts of this Agreement shall, in
          -------------
all cases, be construed as a whole, according to its plain meaning, and not strictly for or against any of the parties, and rules of interpretation or construction of contracts that would construe any ambiguity against the draftsman shall not apply. Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be part of this Agreement. As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so indicates or requires. This Agreement may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original but each of which, when so executed, shall constitute but one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart executed by the party

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

against whom enforcement of this Agreement is sought. This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof. This Agreement may not be changed orally, but only by an instrument in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. The section and paragraph headings contained in this Agreement are for convenience of reference, and shall not limit or control, or be used to construe, the meaning of any provision herein. Any delay or omission by any party hereto in exercising any right hereunder shall not operate as a waiver of such right.

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

     If you agree to these terms, please sign and date below and return this Agreement to JDN Realty Corporation.


                                                Sincerely,
                                                JDN Realty Corporation


                                                By:  /s/ Craig Macnab
                                                     --------------------------

                                                Title:  Chief Executive Officer
                                                        -----------------------


                                                JDN Development Company


                                                By:  /s/ Fred Williams

                                                     --------------------------
                                                Title:  President
                                                        -----------------------
Accepted and agreed to:


/s/ William J. Kerley
-------------------------------
William J. Kerley

4/17/00
-------------------------------
Date

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